Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-207214 and 333-184445) on Form S-8 of our report dated June 27, 2019, which appears in this annual report on Form 11-K of the Malvern Bank, National Association Employees’ Savings & Profit Sharing Plan and Trust for the year ended December 31, 2018.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

June 27, 2019